Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Third Quarter 2017 Operating Results

SAN FRANCISCO, October 26, 2017 — The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2017 was $81 million, compared with net income of $291 million for the third quarter of 2016.

The $210 million decrease in net income primarily reflected a gain on settlements of $240 million (after netting certain legal fees and expenses) in the prior-year period relating to the Bank's private-label residential mortgage-backed securities (PLRMBS) litigation. The decrease in net income also reflected a voluntary charitable contribution of $10 million made by the Bank during the third quarter of 2017 for the Quality Jobs Fund, a donor-advised fund established to support quality job growth and small business expansion, as well as a voluntary contribution of $1.1 million to the Affordable Housing Program (AHP) to offset the impact on the AHP assessment of the expense related to the charitable contribution. These decreases in net income were partially offset by a $23 million increase in net interest income related to higher average balances of interest-earning assets, combined with a higher net interest margin.

During the first nine months of 2017, total assets increased $17.6 billion, to $109.5 billion at September 30, 2017, from $91.9 billion at December 31, 2016, primarily reflecting an increase in period end advance balances, which increased to $61.6 billion at September 30, 2017, from $49.8 billion at December 31, 2016. In addition, investments increased $4.8 billion, to $45.8 billion at September 30, 2017, from $41.0 billion at December 31, 2016, primarily reflecting an increase in Federal funds sold.

Accumulated other comprehensive income increased by $197 million during the first nine months of 2017, to $308 million at September 30, 2017, from $111 million at December 31, 2016, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of September 30, 2017, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 5.8%, exceeding the 4.0% requirement. The Bank had $6.4 billion in permanent capital, exceeding its risk-based capital requirement of $2.0 billion. Total retained earnings as of September 30, 2017, were $3.2 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the third quarter of 2017 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $55 million, including $7 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2017. The Bank expects to pay the dividend on November 13, 2017.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept 30, 2017	Dec. 31, 2016
Total Assets	$109,503	$91,941
Advances	61,629	49,845
Mortgage Loans Held for Portfolio, Net	1,774	826
Investments[1]	45,775	40,986
Consolidated Obligations:
Bonds	72,266	50,224
Discount Notes	29,902	33,506
Mandatorily Redeemable Capital Stock	342	457
Capital Stock - Class B - Putable	2,815	2,370
Unrestricted Retained Earnings[2]	2,664	888
Restricted Retained Earnings[2]	562	2,168
Accumulated Other Comprehensive Income/(Loss)	308	111
Total Capital	6,349	5,537

Selected Other Data at Period End	Sept 30, 2017	Dec. 31, 2016
Regulatory Capital Ratio[3]	5.83%	6.40%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept 30, 2017	Sept 30, 2016	Sept 30, 2017	Sept 30, 2016
Net Interest Income	$146	$123	$424	$363
Other Income/(Loss)	(4)	241	92	403
Other Expense	51	39	170	112
Affordable Housing Program Assessment	10	34	37	69
Net Income	$81	$291	$309	$585

Selected Other Data for the Period
Net Interest Margin[4]	0.55%	0.51%	0.57%	0.54%
Operating Expenses as a Percent of Average Assets	0.14	0.15	0.14	0.15
Return on Average Assets	0.30	1.20	0.41	0.86
Return on Average Equity	5.19	21.05	7.03	15.19
Annualized Dividend Rate[5]	7.00	9.17	7.69	8.70
Average Equity to Average Assets Ratio	5.84	5.71	5.89	5.63

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
In July 2017, the Bank’s Board of Directors approved the transfer of all amounts classified as restricted retained earnings, other than the amounts related to the Joint Capital Enhancement Agreement, to unrestricted retained earnings.

3.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2017, was $6.4 billion.

4.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

5.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com